Exhibit (d)(23)

VOTING AGREEMENT, dated as of August 19, 2008 (this “Agreement”) between Vonage Holdings Corp., a Delaware corporation (the “Company”) and [________] (the “Stockholder”).

WHEREAS, the Stockholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”);

WHEREAS, the Company intends to repurchase, redeem or otherwise repay its outstanding 5% Senior Unsecured Convertible Notes due 2010 (the “Outstanding Notes”) partially with the net proceeds from an offering of convertible secured second lien notes (the “Convertible Secured Notes”), which will be convertible at the option of the holder into shares of Company Common Stock;

WHEREAS, pursuant to Sections 312.03(b) and 312.03(c) of the NYSE Listed Company Manual, prior to the issuance of the Convertible Secured Notes the Company must obtain approval from the holders of outstanding Company Common Stock of the issuance of the shares of Company Common Stock upon conversion of the Convertible Secured Notes;

WHEREAS, the Company intends to hold a special meeting of stockholders on August 20, 2008 (the “Stockholders’ Meeting”), at which a vote will be held concerning the approval by holders of outstanding Company Common Stock of the issuance of Company Common Stock upon conversion of the Convertible Secured Notes; and

WHEREAS, the Company is required, as a condition to its issuance and sale of the Convertible Secured Notes, to enter into this Agreement with the Stockholder; and

WHEREAS, the execution and delivery, and the form and substance, of this Agreement have been approved by the board of directors of the Company; and

WHEREAS, as a condition and an inducement to issuance and sale of the Convertible Secured Notes and the issuance of Company Common Stock upon the conversion of the Convertible Secured Notes, the Stockholder is prepared to restrict the transfer or disposition of any Company Common Stock owned by the Stockholder or to be acquired by the Stockholder prior to the Voting Covenant Expiration Date, and desires to vote the Company Common Stock so as to facilitate the issuance and sale of the Convertible Secured Notes and the issuance of Company Common Stock upon the conversion of the Convertible Secured Notes;

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS; RULES OF CONSTRUCTION

1.1           Definitions.  For purposes of this Agreement:

“Judgment” means any judgment, order or decree.

“Law” means any federal, state or foreign constitutional provision, statute, law (including common law), ordinance, rule, regulation or interpretation of any governmental agency or body.

A Person is deemed to “Own” or to have acquired “Ownership” of a security if such Person (i) is the record owner of such security or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

“Person” means any individual (including any beneficiary of a Stockholder), firm, corporation, partnership, company, limited liability company, trust, joint venture, association, governmental agency or body or other entity.

“Subject Securities” means all shares of Company Common Stock Owned by the Stockholder as of the record date of the Stockholders’ Meeting; provided, however, that “Subject Securities” shall not include Common Stock issuable upon conversion of Outstanding Notes.

A Person is deemed to have effected a “Transfer” of a security if such Person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person (other than the Company or any subsidiary of the Company), (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person (other than the Company or any subsidiary of the Company), or (iii) reduces such Person’s beneficial ownership of, or interest in, such security.

“Voting Covenant Expiration Date” means the earliest to occur of (i) the date after the Stockholders’ Meeting, including any adjournment or postponement thereof, in which a vote is held concerning the approval of the issuance of Company Common Stock upon conversion of the Convertible Secured Notes, (ii) the date as of which the Company and the Stockholder terminate this Agreement by written consent, and (iii) September 30, 2008.

1.2           Rules of Construction.

(a)           Unless otherwise indicated, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and any reference in this Agreement to any Caption, Recital, Article, Section or clause shall be to the Captions, Recitals, Articles, Sections and clauses of this Agreement.

(b)           The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”  Any reference to the masculine, feminine or neuter gender shall include each other gender and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires.

ARTICLE II
TRANSFER OF SUBJECT SECURITIES; VOTING RIGHTS

2.1           Restriction on Transfer of Subject Securities.  Except as expressly contemplated by Section 2.3 hereof, during the period from the date of this Agreement through the Voting Covenant Expiration Date, the Stockholder shall not, directly or indirectly, (a) cause any Transfer of any Subject Securities to be effected, or (b) permit any Transfer of any Subject Securities to be effected.

2.2           Restriction on Transfer of Voting Rights.  During the period from the date of this Agreement through the Voting Covenant Expiration Date, except as otherwise expressly contemplated by Section 2.3 hereof, the Stockholder shall not, directly or indirectly, (a) deposit any Subject Securities into a voting trust, or (b) except pursuant to this Agreement, grant a proxy (revocable or irrevocable) or power of attorney or enter into any voting agreement or similar agreement that could restrict or otherwise affect its legal power, authority and right to vote any Subject Securities.

2.3           Permitted Transfers.  Notwithstanding Sections 2.1 or 2.2, through the Voting Covenant Expiration Date, the Stockholder may Transfer any Subject Securities if (i) the proposed transferee thereof enters into this Agreement as a Stockholder (which shall be a valid and binding obligation of and enforceable against such transferee) as if an original signatory hereto agreeing to be bound by the joint covenant and grant of proxy herein with respect to the Subject Securities so Transferred (for the avoidance of doubt, the transferee will not be required to comply with this Agreement with respect to any Company Common Stock other than such Subject Securities), and (ii) each such Transfer shall be effected in a manner that complies with Section 202 of the General Corporation Law of the State of Delaware (the “DGCL”).  Notwithstanding Sections 2.1 or 2.2, until the Voting Covenant Expiration Date, (x) the Stockholder may Transfer Subject Securities without limitation or restriction on the transferee (each such transferee is referred to as an “Unrestricted Transferee” and the securities so Transferred are referred to as “Unrestricted Shares”), provided that (a) after giving effect to each such proposed Transfer, the number of Subject Securities which remain subject to the terms of this Agreement (including Transferred Subject Securities as to which the transferee has complied with (i) and (ii) above) shall represent not less than [___]% of the total issued and outstanding shares of Company Common Stock (as determined at the time of such Transfer) entitled to vote at the Stockholders’ Meeting, and (b) each such Transfer shall be effected in a manner that complies with Section 202 of the DGCL.  Any proposed Transfer made in violation of the terms and conditions of this Voting Agreement shall be null and void and shall be of no force or effect.

ARTICLE III
VOTING OF SHARES

3.1           Voting Covenant.  The Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until the Voting Covenant Expiration Date, at the Stockholders’ Meeting, however called, or any adjournment or postponement thereof, unless otherwise directed in writing by the Company, it shall cause the Subject Securities, to the extent any of the Subject Securities may be lawfully voted, to be voted as follows:

(a)           in favor of approval of the issuance of all shares of Company Common Stock issuable upon conversion of the Convertible Secured Notes, and in favor of any action in furtherance of any of the foregoing; and

(b)           against any proposal which would impair the ability of the Company to issue shares of Company Common Stock upon conversion of the Convertible Secured Notes or that would otherwise be inconsistent with, prevent, impede or delay the ability of the Company to issue shares of Company Common Stock upon conversion of the Convertible Secured Notes.

3.2           Proxy.

(a)           By way of execution and delivery of this Agreement, the Stockholder appoints and constitutes Henry B. Pickens, Assistant Secretary of the Company, as its attorney and proxy with full power of substitution and resubstitution, to the full extent of the Stockholder’s voting rights with respect to the Subject Securities.  Upon the execution of this Agreement, all prior proxies given by the Stockholder with respect to any of the Subject Securities shall be deemed revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Subject Securities.

(b)           This proxy is irrevocable and is coupled with an interest.  This proxy will be irrevocable for the term hereof and will terminate (i) on the Voting Covenant Expiration Date, and (ii) with respect to Unrestricted Shares, upon the date of Transfer of the Subject Securities to an Unrestricted Transferee.

(c)           Until the termination of this proxy pursuant to Section 3.2(b), the attorney and proxy named above will be empowered, and may exercise this proxy, to vote the Subject Securities other than Unrestricted Shares at the Stockholders’ Meeting, however called, or any adjournment or postponement thereof, and in connection with any written action by consent of stockholders of the Company (if then permitted):

(i)           in favor of approval of the issuance of all Company Common Stock issuable upon conversion of the Convertible Secured Notes; and in favor of any action recommended by the Board of Directors in furtherance of any of the foregoing; and

(ii)           against any action or agreement that the Company has advised the Stockholder in writing in advance would impair the ability of the Company to issue shares of Company Common Stock upon conversion of the Convertible Secured Notes or that would otherwise be inconsistent with, prevent, impede or delay the ability of the Company to issue shares of Company Common Stock upon conversion of the Convertible Secured Notes.

(d)           The Stockholder may vote the Subject Securities on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters, provided that this does not have the effect or intent of frustrating clause (c) above.

(e)           This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder and will survive the merger or reorganization of any Stockholder.

(f)           The Stockholder shall not be liable for any breach of this Agreement arising out of any exercise by the Company of the proxy granted to the Company pursuant to this Section 3.2.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to the Company as follows:

4.1           Valid Existence.  The Stockholder is a limited partnership duly organized and validly existing under the laws of the State of Delaware, pursuant to an agreement of limited partnership, which as amended is currently in effect.

4.2           Authorization.  The Stockholder has all power and authority necessary and the capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Stockholder and this Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3           No Conflicts or Consents.

(a)           The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, (i) conflict with or violate any Law or Judgment applicable to the Stockholder or by which it or any of its properties is or may be bound or affected, or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any agreement, contract or other arrangement (whether written or oral) to which the Stockholder is a party or by the Stockholder or any of its assets or properties is or may be bound or affected.

(b)           The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder will not, require any additional or further consent or approval of any Person.

4.4           Title to Securities.  As of the date of this Agreement, (a) the Stockholder Owns (free and clear of any encumbrances or restrictions, except such as may exist under applicable securities laws) the Subject Securities set forth under Exhibit A, and (b) the Stockholder does not Own, directly or indirectly, any Subject Securities other than those set forth under the name of the Stockholder on the signature page hereof.  None of the Subject Securities Owned by the Stockholder is subject to any proxy, voting trust or other agreement, arrangement or restriction (whether written or oral) with respect to the voting of the Subject Securities, except as contemplated by this Agreement.

4.5           Accuracy of Representations.  The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be true and correct in all respects at all times through the Voting Covenant Expiration Date.

ARTICLE V
TERMINATION

5.1           Termination.  This Agreement shall terminate on the Voting Covenant Expiration Date.

ARTICLE VI
ADDITIONAL COVENANTS OF THE STOCKHOLDER

6.1           Stockholder Information.  The Stockholder hereby agrees to permit the Company to publish and disclose the Stockholder’s identity and ownership of Subject Securities and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement in the proxy solicitation statement related to the Stockholders’ Meeting, in any tender offer documentation relating to the Company’s repurchase of the Outstanding Notes, in any offering memorandum or rating agency materials prepared in connection with the offering of Convertible Secured Notes and in any disclosure required to be filed by the Company or any of its subsidiaries with the Securities and Exchange Commission or any other governmental or regulatory entity or securities exchange.

6.2           Stop Transfer Order.  In furtherance of this Agreement, and concurrently herewith, the Stockholder shall and does hereby authorize the Company or the Company’s counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to any of the Subject Securities.

6.3           Further Assurances.  If the Stockholder is the beneficial owner, but not the record owner, of any Subject Securities, the Stockholder agrees to take all actions to cause the record holder and any of its nominees to vote all of such Subject Securities as required by Sections 3.1 and 3.2 hereof.  The Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

ARTICLE VII
MISCELLANEOUS

7.1           Notices.  Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder), or (c) two Business Days after the date of mailing to the address below or to such other address or addresses as such Person may hereafter designate by notice given hereunder:

To the Company:

Vonage Holdings Corp.
23 Main Street
Holmdel, New Jersey 07733
Facsimile: 732-202-5221
Attention: Henry Pickens, Vice President, Law

with a required copy to (which copy shall not constitute notice):

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Facsimile: 516-922-5178
Attention: James S. Scott, Esq.

To [Stockholder]:

[__________]

with a required copy to (which copy shall not constitute notice):

[__________]

7.2           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, then this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the greatest extent possible, the economic, business, legal and other purposes of such invalid or unenforceable term.

7.3           Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

7.4           Assignment Binding Effect.  Except as expressly permitted herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by a Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon the Stockholder and its successors and assigns, and shall inure to the benefit of the Company and its successors and assigns.  Without limiting any of the restrictions set forth in Article II or elsewhere in this Agreement, this Agreement shall be binding upon any Person (other than any Unrestricted Transferee) to whom any Subject Securities are Transferred or otherwise conveyed.  Nothing in this Agreement is intended to confer on any Person (other than the Company and its successors and assigns) any rights or remedies of any nature.

7.5           Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  The Stockholder agrees that, in the event of any breach or threatened breach by the Stockholder of any covenant or obligation contained in this Agreement, the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.  The Stockholder further agrees that neither the Company nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.5, and the Stockholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.6           Non-Exclusivity.  The rights and remedies of the Company under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).  Without limiting the generality of the foregoing, the rights and remedies of the Company under this Agreement, and the obligations and liabilities of the Stockholder under this Agreement, are in addition to its respective rights, remedies, obligations and liabilities under all applicable Laws.

7.7           Governing Law; Consent to Jurisdiction.

(a)           The Laws of the State of New York without reference to the choice of law principles thereof shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law.

(b)           Each party hereto hereby irrevocably consents and submits to the exclusive jurisdiction of any state or federal court whose situs is within New York City in any action or proceeding arising out of or relating to the Agreement or this Amendment, and each party hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any federal court sitting in New York that possesses subject matter jurisdiction over the asserted claims or by any state court sitting in New York City.

(c)           Nothing in this Section 7.7 shall affect the right of any party to serve legal process in any other manner permitted by law or affect the right of any party to bring any action or proceeding against any other party or its property in the courts of other jurisdiction.

7.8           WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL  BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.8

7.9           Counterparts.  This Agreement may be executed in two or more counterparts, including via facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.10           Captions.  The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.11           Waiver.  No failure on the part of the Company to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of the Company in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  The Company shall not be deemed to have waived any claim available to the Company arising out of this Agreement, or any power, right, privilege or remedy of the Company under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.12           Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

* * * * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

VONAGE HOLDINGS CORP.

By:	/s/ John S. Rego
Name: John S. Rego
Title: EVP & CFO

[STOCKHOLDER]

By:	s/
Name:
Title:

EXHIBIT A

[Stockholder]

Subject Securities Owned: [____________] shares of Common Stock